EXHIBIT 99.3

Unaudited pro forma condensed combined consolidated financial information of Vanguard, as adjusted for the LRE Merger and the Eagle Rock Merger, as of and for the nine months ended September 30, 2015 and for the year ended December 31, 2014

On January 31, 2014, Vanguard Natural Resources, LLC ("Vanguard" or the "Company") and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the Pinedale Acquisition, whereby Vanguard acquired certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash.

On September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the Piceance Acquisition, whereby Vanguard acquired natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million.

On October 5, 2015, Vanguard completed the previously announced transactions contemplated by the Purchase Agreement and Plan of Merger, dated as of April 20, 2015 (the “LRE Merger Agreement”), by and among Vanguard, Lighthouse Merger Sub, LLC, a wholly owned subsidiary of Vanguard (“Lighthouse Merger Sub”), Lime Rock Management LP (“LR Management”), Lime Rock Resources A, L.P. (“LRR A”), Lime Rock Resources B, L.P. (“LRR B”), Lime Rock Resources C, L.P. (“LRR C”), Lime Rock Resources II-A, L.P. (“LRR II-A”), Lime Rock Resources II-C, L.P. (“LRR II-C,” and, together with LRR A, LRR B, LRR C, LRR II-A and LR Management, the “GP Sellers”), LRR Energy, L.P. (“LRE”) and LRE GP, LLC (“LRE GP”). Pursuant to the terms of the Merger Agreement, Lighthouse Merger Sub was merged with and into LRE, with LRE continuing as the surviving entity and as a wholly owned subsidiary of Vanguard (the “LRE Merger”), and, at the same time, Vanguard acquired all of the limited liability company interests in LRE GP from the GP Sellers in exchange for common units representing limited liability company interests in Vanguard (“Vanguard Common Units”).

Under the terms of the LRE Merger Agreement, (i) each outstanding common unit representing limited partner interests in LRE (“LRE Common Units”) was converted into the right to receive 0.550 newly issued Vanguard Common Units or, in the case of fractional Vanguard Common Units, cash (without interest and rounded up to the nearest whole cent) (the “LRE Merger Consideration”) and (ii) Vanguard purchased all of the outstanding limited liability company interests in LRE GP in exchange for 12,320 newly issued Vanguard Common Units. Further, in connection with the LRE Merger Agreement, each award of restricted LRE Common Units issued under LRE’s long-term incentive plan that was subject to time-based vesting and that was outstanding and unvested immediately prior to the effective time of the Merger became fully vested and was deemed to be a LRE Common Unit with the right to receive the LRE Merger Consideration.

Pursuant to the LRE Merger, Vanguard issued (i) approximately 15.44 million Vanguard Common Units as the LRE Merger Consideration and (ii) 12,320 Vanguard Common Units as consideration for Vanguard’s purchase of the limited liability company interests in LRE GP.

The LRE Merger was completed following approval, at a Special Meeting of LRE unitholders on October 5, 2015, of the LRE Merger Agreement and the LRE Merger by holders of a majority of the outstanding LRE Common Units.

On October 8, 2015, Vanguard completed the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of May 21, 2015 (the “Eagle Rock Merger Agreement”), by and among Vanguard, Talon Merger Sub, LLC, a wholly owned subsidiary of Vanguard (“Talon Merger Sub”), Eagle Rock Energy Partners, L.P. (“Eagle Rock”) and Eagle Rock Energy GP, L.P. (“Eagle Rock GP”). Pursuant to the terms of the EROC Merger Agreement, Talon Merger Sub was merged with and into Eagle Rock with Eagle Rock continuing as the surviving entity and as a wholly owned subsidiary of Vanguard (the “Eagle Rock Merger”).

Under the terms of the Eagle Rock Merger Agreement, (i) each common unit representing limited partner interests in Eagle Rock (“Eagle Rock Common Unit”) was converted into the right to receive 0.185 (the “Exchange

Ratio”) newly issued common units representing limited liability company interests in Vanguard (“Vanguard Common Units”) or, in the case of fractional Vanguard Common Units, cash (without interest and rounded up to the nearest whole cent) (the “Eagle Rock Merger Consideration”). Further, in connection with the Eagle Rock Merger Agreement, Vanguard adopted Eagle Rock’s long-term incentive plan and each outstanding award of Eagle Rock Common Units issued under such plan was converted into a new award of restricted units based on Vanguard Common Units. However, any outstanding Eagle Rock Common Units held by employees and officers of Eagle Rock and members of the board of directors of Eagle Rock who did not receive offers from Vanguard or who received “Unqualified Offers” (as such term is defined in the Eagle Rock Merger Agreement) and did not accept such offers accelerated upon the effective time of the Eagle Rock Merger and was converted into the right to receive the Eagle Rock Merger Consideration, with the vesting of performance-based restricted units determined based upon Eagle Rock’s actual performance through the effective time of the Eagle Rock Merger (subject to Vanguard’s good faith review).

    Pursuant to the Eagle Rock Merger, Vanguard issued (i) approximately 28.26 million Vanguard Common Units as the Eagle Rock Merger Consideration.

The Eagle Rock Merger was completed following (i) approval by holders of a majority of the outstanding Eagle Rock Common Units, at a Special Meeting of Eagle Rock unitholders on October 5, 2015, of the Eagle Rock Merger Agreement and the Eagle Rock Merger and (ii) approval by Vanguard unitholders, at Vanguard’s 2015 Annual Meeting of Unitholders, of the issuance of Vanguard Common Units to be issued as Eagle Rock Merger Consideration to the holders of Eagle Rock Common Units in connection with the Eagle Rock Merger.

The pro forma financial statements presented below have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. Under the acquisition method of accounting, the assets acquired and liabilities assumed from LRE and Eagle Rock will be recorded as of the acquisition date at their respective fair values.

The historical financial information included in the columns entitled “Vanguard” presented was derived from the unaudited financial statements included in Vanguard’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014. The historical financial information included in the columns entitled “LRE” was derived from LRE’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014. The historical financial information included in the columns entitled “Eagle Rock” was derived from Eagle Rock’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014.

Vanguard’s unaudited pro forma combined balance sheet at September 30, 2015 has been presented to show the effect as if the LRE Merger, the Eagle Rock Merger and the pro forma adjustments had occurred on September 30, 2015. The Pinedale Acquisition and the Piceance Acquisition were included in Vanguard’s historical balance sheet at September 30, 2015, and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition.

Vanguard’s unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 have been presented based on Vanguard’s individual statements of operations, and reflect the pro forma operating results attributable to the LRE Merger, the Eagle Rock Merger, the Pinedale Acquisition and the Piceance Acquisition as if the LRE Merger, the Eagle Rock Merger and acquisitions and the related transactions had occurred on January 1, 2014. Vanguard’s historical statements of operations include operating results from the Pinedale Acquisition and the Piceance Acquisition for the nine months ended September 30, 2015 and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition for this period.

The unaudited pro forma combined financial information presented includes adjustments to conform LRE’s and Eagle Rock’s accounting for oil and natural gas properties to the full cost method. Vanguard follows the full cost method of accounting for oil and natural gas properties while LRE and Eagle Rock follow the successful efforts method of accounting for oil and natural gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, proved property acquisition costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, related equipment and facilities are depreciated over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the LRE Merger, the Eagle Rock Merger, the Pinedale Acquisition and the Piceance Acquisition occurred on January 1, 2014. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial information presented is based on assumptions that Vanguard believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information presented is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2015

	Historical		Pro Forma Adjustments (Note 2)		Historical	Pro Forma Adjustments (Note 2)		Vanguard/ LRE/Eagle Rock Pro Forma Combined
	Vanguard	LRE			Eagle Rock
Assets
Current assets
Cash and cash equivalents	$19,490	$13,145	$(3,499)	(e)	$20	$—		$29,156
Trade accounts receivable, net	66,200	10,298	—		25,802	—		102,300
Derivative assets	139,901	37,305	—		50,724	—		227,930
Prepaid expenses	—	1,390	(47)	(a)	—	—		1,343
Other current assets	11,119	—	—		8,569	—		19,688
Total current assets	236,710	62,138	(3,546)		85,115	—		380,417

Oil and natural gas properties, at cost	4,257,859	977,232	(665,980)	(a)	848,708	(422,821)	(g)	4,933,662
			(101,517)	(a)		40,181	(g)
Accumulated depletion, amortization and impairment	(2,695,554)	(665,980)	665,980	(a)	(422,821)	422,821	(g)	(2,695,554)
Oil and natural gas properties evaluated, net – full cost method	1,562,305	311,252	(101,517)		425,887	40,181		2,238,108

Other assets
Goodwill	420,955	—	153,122	(a)	—	—		574,077
Derivative assets	62,890	47,938	—		44,438	—		155,266
Deferred financing costs, net of accumulated amortization and other assets	—	1,480	(1,480)	(a)	—	—		—
Other assets	30,529	284	(17)	(a)	14,760	(4,788)	(g)	40,768
Total assets	$2,313,389	$423,092	$46,562		$570,200	$35,393		$3,388,636

Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$17,682	$—	$—		$10,380	$4,400	(k)	$32,462
Affiliates	1,512	—	—		—	—		1,512
Accrued liabilities:
Lease operating	13,152	1,740	—		3,165	—		18,057
Development capital	9,274	2,276	—		14,003	—		25,553
Interest	21,987	147	—		1,315	—		23,449
Production and other taxes	47,155	30	—		82	—		47,267
Derivative liabilities	636	3,486	—		—	—		4,122
Oil and natural gas revenue payable	22,192	670	—		6,463	—		29,325
Distributions payable	11,241	3,511	—		7,138	—		21,890
Other	20,770	7,861	1,713	(a)	8,007	14,000	(l)	53,551
			1,200	(f)
Total current liabilities	165,601	19,721	2,913		50,553	18,400		257,188
Term Loan		50,000	(50,000)	(b)	—	—		—
Revolving credit facility		240,000	(240,000)	(b)	—	—		—
Long-term debt	1,889,674	—	290,000	(b)	151,801	(101,000)	(h)	2,314,414

						101,000	(h)
						(17,061)	(g)
Derivative liabilities	473	1,027	—		—	—		1,500
Asset retirement obligations, net of current portion	173,898	41,149	(4,835)	(a)	48,403	16,977	(g)	275,592
Deferred tax liabilities		—	—		27,851	—		27,851
Other long-term liabilities	730	—	—		4,603	—		5,333
Total liabilities	2,230,376	351,897	(1,922)		283,211	18,316		2,881,878
Commitments and contingencies
Members’ equity
Cumulative Preferred units	335,444	—	—		—	—		335,444
Common units	(260,046)	—	123,178	(c)	286,989	(286,989)	(j)	163,699
			(3,499)	(e)		45,349	(g)
						263,117	(i)
						(4,400)	(k)
Class B units	7,615	—	—		—	—		7,615
General Partner	—	(32,656)	32,656	(d)	—	—		—
Public common unitholders	—	103,851	(103,851)	(d)	—	—		—
Total members’ equity	83,013	71,195	48,484		286,989	17,077		506,758
Total liabilities and members’ equity	$2,313,389	$423,092	$46,562		$570,200	$35,393		$3,388,636

See accompanying notes to consolidated financial statements

Unaudited Pro Forma Combined Statement of Operations
 For the Nine Months Ended September 30, 2015

(in thousands, except per unit data)	Historical		Pro Forma reclassification adjustments (Note 3)		Pro Forma adjustments (Note 3)		Historical	Pro Forma reclassification adjustments (Note 3)		Pro Forma adjustments (Note 3)		Vanguard/ LRE/Eagle Rock Pro Forma Combined
	Vanguard	LRE					Eagle Rock
Revenues:
Oil sales	$113,425	$39,568	$—		$—		$—	$52,791	(j)	$—		$205,784
Natural gas sales	146,502	12,097	71	(a)	—		—	25,953	(j)	—		184,767
								144	(k)	—
NGLs sales	25,635	3,803	—		—		—	13,632	(j)	—		43,070
Natural gas, natural gas condensate and sulfur	—	—	—		—		92,376	(92,376)	(j)	—		—
Net gains (losses) on commodity derivative contracts	102,561	38,948	—		—		50,914	—		—		192,423
Other income		71	(71)	(a)	—		144	(144)	(k)	—		—
Total revenues	388,123	94,487	—		—		143,434	—		—		626,044
Costs and expenses:
Production:
Lease operating expenses	101,247	18,741	—		(281)	(c)	33,590	—		—		153,297
Production and other taxes	31,262	4,117	—		—		3,990	—		—		39,369
Depreciation, depletion, amortization, and accretion	182,443	27,589	—		(27,589)	(d)	47,426	—		(43,428)	(m)	228,613
					12,535	(d)		—		28,944	(m)
					1,198	(e)		—		(505)	(n)
Impairment of oil and natural gas properties	1,357,462	132,296	—		—		75,313	—		—		1,565,071
Accretion expense	—	1,556	—		(1,556)	(e)	—	—		—
Loss on settlement of asset retirement obligations	—	125	—		(125)	(f)	—	—		—
Selling, general and administrative expenses	26,239	19,055	16	(b)	(20)	(g)	34,047	—		(412)	(o)	78,925
Total costs and expenses	1,698,653	203,479	16		(15,838)		194,366	—		(15,401)		2,065,275
Income (loss) from operations	(1,310,530)	(108,992)	(16)		15,838		(50,932)	—		15,401		(1,439,231)
Other income (expense):
Interest expense	(61,693)	(9,150)	—		9,150	(h)	(6,477)	—		2,337	(p)	(73,662)
					(5,329)	(h)				(2,500)	(p)
Net losses on interest rate derivative contracts	(2,291)	(2,421)	—		—		(5,728)	—		—		(10,440)
Net loss on acquisition of oil and natural gas properties	(284)	—	—		—		—	—		—		(284)
Net income (loss) from short term investments	—	—	—		—		(5,754)	3,179	(l)	—		(2,575)
Other	46	—	—		—		3,207	(3,179)	(l)	—		74
Total other income (expense)	(64,222)	(11,571)	—		3,821		(14,752)	—		(163)		(86,887)
Income (loss) before taxes	(1,374,752)	(120,563)	(16)		19,659		(65,684)	—		15,238		(1,526,118)

Income tax benefit (expense)	—	(16)	16	(b)	—		2,489	—	—		2,489
Loss from continuing operations	(1,374,752)	(120,579)	—		19,659		(63,195)	—	15,238		(1,523,629)
Distributions to Preferred unitholders	(20,070)	—	—		—		—	—	—		(20,070)
Loss from continuing operations attributable to Common and Class B unitholders	$(1,394,822)	$(120,579)	$—		$19,659		$(63,195)	$—	$15,238		$(1,543,699)

Loss from continuing operations per Common and Class B unit
Basic and Diluted	$(16.25)										$(11.92)
Weighted average Common units outstanding
Common units – basic & diluted	85,414				15,436	(i)			28,262	(q)	129,112
Class B units – basic & diluted	420										420

See accompanying notes to consolidated financial statements

Unaudited Pro Forma Combined  Statement of Operations
 For the Year Ended December 31, 2014

	Vanguard As Adjusted (Note 4)	LRE Historical	Pro Forma reclassification adjustments (Note 3)		Pro Forma adjustments (Note 3)		Eagle Rock Historical	Pro Forma reclassification adjustments (Note 3)		Pro Forma adjustments (Note 3)		Vanguard/ LRE/Eagle Rock Pro Forma Combined
Revenues:
Oil sales	$285,918	$76,662	$—		$—		$—	$113,363	(j)	$—		$475,943
Natural gas sales	351,404	28,521	121	(a)	—		—	51,252	(j)	—		431,279
								(19)	(k)	—
NGLs sales	101,309	11,362	—		—		—	39,177	(j)	—		151,848
Natural gas, natural gas condensate and sulfur	—	—	—		—		203,792	(203,792)	(j)	—		—
Net gains (losses) on commodity derivative contracts	163,452	71,235	—		—		94,431	—		—		329,118
Other income		125	(125)	(a)	—		(19)	19	(k)	—		—
Total revenues	902,083	187,905	(4)		—		298,204	—		—		1,388,188
Costs and expenses:
Production:
Lease operating expenses	149,765	25,821	—		(322)	(c)	43,670	—		—		218,934
Production and other taxes	68,749	8,738	—		—		12,925	—		—		90,412
Depreciation, depletion, amortization, and accretion	267,091	36,729	—		(36,729)	(d)	85,579	—		(80,810)	(m)	340,524
					23,089	(d)		—		44,650	(m)
					1,554	(e)		—		(629)	(n)
Impairment of oil and natural gas properties	194,280	37,758	—		—		395,892	—		—		627,930
Accretion expense	—	2,071	—		(2,071)	(e)	—	—		—
Loss on settlement of asset retirement obligations	—	151	—		(151)	(f)	—	—		—
Selling, general and administrative expenses	30,839	11,447	186	(b)	(31)	(g)	47,193	—		(584)	(o)	89,050
Total costs and expenses	710,724	122,715	186		(14,661)		585,259	—		(37,373)		1,366,850
Income (loss) from operations	191,359	65,190	(190)		14,661		(287,055)	—		37,373		21,338
Other income (expense):
Interest expense	(78,994)	(10,472)	—		10,472	(h)	(15,247)	—		13,857	(p)	(96,188)
					(6,264)	(h)				(9,540)	(p)
Net losses on interest rate derivative contracts	(1,933)	(1,790)	—		—		(1,734)	—				(5,457)
Gain on acquisition of oil and natural gas properties	2,836	—	—		—		—	—		—		2,836
Net income (loss) from short term investments	—	—	—		—		(62,028)	8,041	(l)			(53,987)

Other	54	—	4	(a)	—		8,294	(8,041)	(l)			311
Total other expense	(78,037)	(12,262)	4		4,208		(70,715)	—		4,317		(152,485)
Income (loss) before taxes	113,322	52,928	(186)		18,869		(357,770)	—		41,690		(131,147)
Income tax benefit (expense)	—	(186)	186	(b)	—		5,403	—		—		5,403
Income (loss) from continuing operations	113,322	52,742	—		18,869		(352,367)	—		41,690		(125,744)
Distributions to Preferred unitholders	(18,197)	—	—		—		—	—		—		(18,197)
Income (loss) from continuing operations attributable to Common and Class B unitholders	$95,125	$52,742	$—		$18,869		$(352,367)	$—		$41,690		$(143,941)

Income (loss) from continuing operations per Common and Class B unit
Basic	$1.16											$(1.15)
Diluted	$1.14											$(1.15)
Weighted average Common units outstanding
Common units – basic	81,611				15,436	(i)				28,262	(q)	125,309
Common units – diluted	82,039											125,309
Class B units – basic & diluted	420											420

See accompanying notes to consolidated financial statements

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 1 Basis of Presentation

On January 31, 2014, Vanguard Natural Resources, LLC ("Vanguard" or the "Company") and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the Pinedale Acquisition, whereby Vanguard acquired certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash.

On September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the Piceance Acquisition, whereby Vanguard acquired natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million.

On October 5, 2015, Vanguard completed the previously announced transactions contemplated by the Purchase Agreement and Plan of Merger, dated as of April 20, 2015 (the “LRE Merger Agreement”), by and among Vanguard, Lighthouse Merger Sub, LLC, a wholly owned subsidiary of Vanguard (“Lighthouse Merger Sub”), Lime Rock Management LP (“LR Management”), Lime Rock Resources A, L.P. (“LRR A”), Lime Rock Resources B, L.P. (“LRR B”), Lime Rock Resources C, L.P. (“LRR C”), Lime Rock Resources II-A, L.P. (“LRR II-A”), Lime Rock Resources II-C, L.P. (“LRR II-C,” and, together with LRR A, LRR B, LRR C, LRR II-A and LR Management, the “GP Sellers”), LRR Energy, L.P. (“LRE”) and LRE GP, LLC (“LRE GP”). Pursuant to the terms of the Merger Agreement, Lighthouse Merger Sub was merged with and into LRE, with LRE continuing as the surviving entity and as a wholly owned subsidiary of Vanguard (the “LRE Merger”), and, at the same time, Vanguard acquired all of the limited liability company interests in LRE GP from the GP Sellers in exchange for common units representing limited liability company interests in Vanguard (“Vanguard Common Units”).

Under the terms of the LRE Merger Agreement, (i) each outstanding common unit representing limited partner interests in LRE (“LRE Common Units”) was converted into the right to receive 0.550 newly issued Vanguard Common Units or, in the case of fractional Vanguard Common Units, cash (without interest and rounded up to the nearest whole cent) (the “LRE Merger Consideration”) and (ii) Vanguard purchased all of the outstanding limited liability company interests in LRE GP in exchange for 12,320 newly issued Vanguard Common Units. Further, in connection with the LRE Merger Agreement, each award of restricted LRE Common Units issued under LRE’s long-term incentive plan that was subject to time-based vesting and that was outstanding and unvested immediately prior to the effective time of the Merger became fully vested and was deemed to be a LRE Common Unit with the right to receive the LRE Merger Consideration.

Pursuant to the LRE Merger, Vanguard issued (i) approximately 15.44 million Vanguard Common Units as the LRE Merger Consideration and (ii) 12,320 Vanguard Common Units as consideration for Vanguard’s purchase of the limited liability company interests in LRE GP.

The LRE Merger was completed following approval, at a Special Meeting of LRE unitholders on October 5, 2015, of the LRE Merger Agreement and the LRE Merger by holders of a majority of the outstanding LRE Common Units.

On October 8, 2015, Vanguard completed the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of May 21, 2015 (the “Eagle Rock Merger Agreement”), by and among Vanguard, Talon Merger Sub, LLC, a wholly owned subsidiary of Vanguard (“Talon Merger Sub”), Eagle Rock Energy Partners, L.P. (“Eagle Rock”) and Eagle Rock Energy GP, L.P. (“Eagle Rock GP”). Pursuant to the terms of the EROC Merger Agreement, Talon Merger Sub was merged with and into Eagle Rock with Eagle Rock continuing as the surviving entity and as a wholly owned subsidiary of Vanguard (the “Eagle Rock Merger”).

Under the terms of the Eagle Rock Merger Agreement, (i) each common unit representing limited partner interests in Eagle Rock (“Eagle Rock Common Unit”) was converted into the right to receive 0.185 (the “Exchange Ratio”) newly issued common units representing limited liability company interests in Vanguard (“Vanguard Common Units”) or, in the case of fractional Vanguard Common Units, cash (without interest and rounded up to the nearest whole cent) (the “Eagle Rock Merger Consideration”). Further, in connection with the Eagle Rock Merger Agreement, Vanguard adopted Eagle Rock’s long-term incentive plan and each outstanding award of Eagle Rock Common Units issued under such plan was converted into a new award of restricted units based on Vanguard Common Units. However, any outstanding Eagle Rock Common Units held by employees and officers of Eagle Rock and members of the board of directors of Eagle Rock who did not receive offers from Vanguard or who received “Unqualified Offers” (as such term is defined in the Eagle Rock Merger Agreement) and did not accept such offers accelerated upon the effective time of the Eagle Rock Merger and was converted into the right to receive the Eagle Rock Merger Consideration, with the vesting of performance-based restricted units determined based upon Eagle Rock’s actual performance through the effective time of the Eagle Rock Merger (subject to Vanguard’s good faith review).

    Pursuant to the Eagle Rock Merger, Vanguard issued (i) approximately 28.26 million Vanguard Common Units as the Eagle Rock Merger Consideration.

The Eagle Rock Merger was completed following (i) approval by holders of a majority of the outstanding Eagle Rock Common Units, at a Special Meeting of Eagle Rock unitholders on October 5, 2015, of the Eagle Rock Merger Agreement and the Eagle Rock Merger and (ii) approval by Vanguard unitholders, at Vanguard’s 2015 Annual Meeting of Unitholders, of the issuance of Vanguard Common Units to be issued as Eagle Rock Merger Consideration to the holders of Eagle Rock Common Units in connection with the Eagle Rock Merger.

The LRE Merger and the Eagle Rock Merger will be accounted for in accordance with Accounting Standards Board’s Accounting Standards Codification Topic 805 - Business Combinations, which is referred to as FASB ASC 805.

Vanguard’s unaudited pro forma combined balance sheet at September 30, 2015 has been presented to show the effect as if the LRE Merger, the Eagle Rock Merger and the pro forma adjustments had occurred on September 30, 2015. The Pinedale Acquisition and the Piceance Acquisition were included in Vanguard’s historical balance sheet at September 30, 2015, and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition.

Vanguard’s unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 have been presented based on Vanguard’s individual statements of operations, and reflect the pro forma operating results attributable to the LRE Merger, the Eagle Rock Merger, the Pinedale Acquisition and the Piceance Acquisition as if the LRE Merger, the Eagle Rock Merger and acquisitions and the related transactions had occurred on January 1, 2014. Vanguard’s historical statements of operations include operating results from the Pinedale Acquisition and the Piceance Acquisition for the nine months ended September 30, 2015 and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition for this period.

The unaudited pro forma combined financial information presented includes adjustments to conform LRE’s and Eagle Rock’s accounting for oil and natural gas properties to the full cost method. Vanguard follows the full cost method of accounting for oil and natural gas properties while LRE and Eagle Rock follow the successful efforts method of accounting for oil and natural gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, proved property acquisition costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, related equipment and facilities are depreciated over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the LRE Merger, the Eagle Rock Merger, the Pinedale Acquisition and the Piceance Acquisition occurred on January 1, 2014. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial information presented is based on assumptions that Vanguard believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information presented is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

Note 2 Unaudited Pro forma Combined Balance Sheet

LRE Merger

The consideration transferred, fair value of assets acquired and liabilities assumed and resulting goodwill in connection with the LRE Merger were calculated as follows (in thousands):

Pro forma consideration
Market value of Vanguard’s common units issued to LRE unitholders(c)	$123,178
Long-term debt assumed	290,000
413,178
Add: fair value of liabilities assumed
Accounts payable and accrued liabilities	4,193
Current derivative liabilities	3,486
Other current liabilities	10,774
Asset retirement obligations	36,314
Distributions payable	4,181
Long-term derivative liabilities	1,027
Amount attributable to liabilities assumed	$59,975

Less: fair value of assets acquired
Cash	13,145
Trade accounts receivable	10,298
Current derivative assets	37,305
Other current assets	1,343
Oil and natural gas properties	209,735
Long-term derivative assets	47,938
Other assets	267
Amount attributable assets acquired	$320,031
Goodwill	$153,122

The total consideration for the LRE Merger comprising the fair value of Vanguard’s common units issued to LRE unitholders and fair value of long-term debt assumed was assigned to the assets acquired and liabilities assumed based on a preliminary assessment of the estimated fair value of the assets acquired and liabilities assumed at September 30, 2015 using currently available information. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis obtained. These amounts will be finalized as soon as possible, but no later than one year from the date of the LRE Merger.

Goodwill is calculated as the excess of the total consideration over the estimated fair value of net assets acquired. The total consideration for the LRE Merger was based on the market capitalization of LRE, as applicable, with an added control premium which resulted in a higher value compared to the fair value of the net assets acquired. The resulting goodwill is attributable to Vanguard’s qualitative assumptions of long-term factors that the acquisition creates for its unitholders. These assumptions include:

•
the acquisition of long-life, low-decline, mature oil and natural gas exploration and production assets that are well-suited for Vanguard’s upstream MLP model and its stated corporate strategy to grow via accretive acquisitions;

•	additional scale and efficiencies in Vanguard’s current operating basins;

•
increased scale of operations which will permit Vanguard to compete more effectively and facilitate future development projects and acquisitions through increased cash flow and lower cost of capital investment in the current reduced commodity price environment. Vanguard also expects the combined business to realize substantial operating and administrative synergies;

•
the addition of a balanced production and reserves product mix that Vanguard believes provides an advantage in light of the better expected profit margins for oil and NGLs production than natural gas production as reflected in the short-term and long-term market prices for oil versus natural gas; and

•
improvement in a number of Vanguard’s financial ratios commonly used to assess its credit rating. The predominantly unit-for-unit nature of the transaction is expected to allow Vanguard to reduce leverage and strengthen its balance sheet. In addition, because size is a key contributor to credit ratings for oil and natural gas exploration and production companies, increased scale could result in improved credit ratings for the combined entity.

Eagle Rock Merger

The consideration transferred, fair value of assets acquired and liabilities assumed and resulting bargain purchase gain in connection with the Eagle Rock Merger were calculated as follows (in thousands):

Pro forma consideration
Market value of Vanguard’s common units issued to Eagle Rock unitholders(i)	$263,117
Long-term debt assumed	134,740
397,857

Add: fair value of liabilities assumed
Accounts payable and accrued liabilities	35,408
Other current liabilities	22,007
Distributions payable	7,138
Asset retirement obligations	65,380
Deferred tax liability	27,851
Other Long-term liabilities	4,603
Amount attributable to liabilities assumed	$162,387

Less: fair value of assets acquired
Cash	20
Trade accounts receivable	25,802
Current derivative assets	50,724
Other current assets	8,569
Oil and natural gas properties	466,068
Long-term derivative assets	44,438
Other assets	9,972
Amount attributable assets acquired	$605,593
Bargain Purchase Gain	$(45,349)

The total consideration for the Eagle Rock Merger comprising the fair value of Vanguard’s common units issued to Eagle Rock unitholders and fair value of long-term debt assumed was assigned to the assets acquired and liabilities assumed based on a preliminary assessment of the estimated fair value of the assets acquired and liabilities assumed at September 30, 2015 using currently available information. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis obtained. These amounts will be finalized as soon as possible, but no later than one year from the date of the Eagle Rock Merger.

As a result of the consideration transferred being less than the fair value of net assets acquired, Vanguard is required to analyze the purchase price allocation and the potential reasonableness of reflecting a bargain purchase. Vanguard reassessed whether it had fully identified all of the assets and liabilities obtained in the acquisition. As part of its reassessment, Vanguard also reevaluated the consideration transferred and whether there were any non-controlling interests in the acquired property. No additional assets or liabilities were identified. Vanguard also determined that there were no non-controlling interests in the acquired property.

Vanguard determined that the bargain purchase gain was primarily attributable to unfavorable market trends resulting in the decline of Vanguard’s share price. Although the depressed oil and gas market also affected the fair value of Eagle Rock’s oil and gas properties, it had a more significant impact on Vanguard’s share price compared to the resulting decrease in the fair value of those properties. As a result, the fair value of the net assets acquired in the Eagle Rock Merger, including the oil and gas properties, exceeded the total consideration paid.

Vanguard believes the estimates used in the fair market valuation and purchase price allocation are reasonable and that the significant effects of the LRE Merger and Eagle Rock Merger are properly reflected.

The final purchase price allocation and the resulting effect on results of operations and financial position may significantly differ from the pro forma amounts included herein.

The purchase price allocation is preliminary and subject to change due to several factors including changes in the estimated fair values of LRE’s or Eagle Rock's assets and liabilities as of the close date of each of the mergers.

Pro Forma Adjustment to the Unaudited Pro Forma Combined Balance Sheet

LRE Merger

(a)Represents pro forma adjustments to:

•adjust the assets acquired and liabilities assumed to their estimated fair values as of the closing date;

•eliminate LRE’s historical accumulated depreciation, depletion and amortization balances;

•adjust asset retirement obligations using Vanguard’s estimates; and

•eliminate deferred financing costs on LRE’s term loan and credit facility.

(b)	Represents the termination of LRE’s credit agreement and term loan agreement and the extinguishment of the related debt outstanding using Vanguard’s borrowings under its reserve-based credit facility.

(c)
Represents the increase in Vanguard’s common units resulting from the issuance of Vanguard’s common units to LRE to effect the LRE merger as follows (in thousands, except merger exchange ratio and closing share price):

LRE common units owned by public unitholders	19,473
LRE common units owned by affiliated unitholders	8,570
LRE common units owned by the owners of LRE GP	22
Total LRE common units acquired by Vanguard	28,065
Merger exchange ratio of Vanguard common units for each LRE common unit	0.55
Vanguard common units issued	15,436
Closing price of Vanguard common unit on October 5, 2015	$7.98
Vanguard common unit consideration	$123,178

(d)	Represents the elimination of LRE’s historical equity in connection with the acquisition method of accounting.

(e)
Represents the estimated $3.5 million of legal and advisory fees to be incurred by Vanguard that are reflected in the unaudited pro forma combined balance sheet as a reduction of equity as these costs are considered direct costs incurred to effect the Merger.

(f)	Represents cash severance payment to an executive officer of LRE GP to be paid immediately prior to the closing of the merger.

Eagle Rock Merger

(g)	Represents pro forma adjustments to:

•adjust the assets acquired and liabilities assumed to their estimated fair values as of the closing date;

•eliminate Eagle Rock’s historical accumulated depreciation, depletion and amortization balances;

•adjust asset retirement obligations using Vanguard’s estimates; and

•eliminate deferred financing costs on Eagle Rock’s credit facility and senior notes.

(h)	Represents the termination of Eagle Rock’s revolving credit agreement and the extinguishment of the related debt outstanding using Vanguard’s borrowings under its reserve-based credit facility.

(i)
Represents the increase in Vanguard’s common units resulting from the issuance of Vanguard’s common units to Eagle Rock to effect the Eagle Rock Merger as follows (in thousands, except merger exchange ratio and closing share price):

Estimated Eagle Rock common units owned by public unitholders	149,563
Estimated Eagle Rock unvested performance units that will vest upon closing	3,203
Total Eagle Rock common units acquired by Vanguard	152,766
Merger exchange ratio of Vanguard common units for each Eagle Rock common unit	0.185
Vanguard common units	28,262
Closing price of Vanguard common unit on October 8, 2015	$9.31
Vanguard common unit consideration	$263,117

(j)	Represents the elimination of Eagle Rock’s historical equity in connection with the acquisition method of accounting.

(k)
Represents the estimated $4.4 million of legal and advisory fees to be incurred by Vanguard that are reflected in the unaudited pro forma combined balance sheet as a reduction of equity as these costs are considered direct costs incurred to effect the Merger.

(l)	Represents cash severance payment to certain employees, executive officers and directors of Eagle Rock GP that were paid immediately prior to the closing of the Eagle Rock merger.

Reclassifications were made to the historical LRE and Eagle Rock assets and liabilities to conform to Vanguard’s presentation. Those reclassifications did not impact the total historical LRE and Eagle Rock assets or liabilities.

Note 3 Pro Forma Adjustments to the Unaudited Combined Statements of Operations

LRE Merger

Adjustments (a) − (b) to the unaudited pro forma combined statement of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 include reclassifications required to conform LRE’s revenue and expense items to Vanguard’s presentation as follows:

(a)	Represents the reclassification of LRE’s other income sales to conform to Vanguard’s natural gas product sales presentation.

(b)	Represents the reclassification of LRE’s income tax expense to conform to Vanguard’s presentation.

Adjustments (c) − (i) to the unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 are to reflect the merger with LRE and the conversion of LRE’s method of accounting for oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting.

(c)
Represents the capitalization of unsuccessful exploration costs, geological and geophysical costs and delay rentals attributable to the development of oil and natural gas properties in accordance with the full cost method of accounting for oil and natural gas properties.

(d)
Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined entity’s depletion expense under the full cost method of accounting for oil and natural gas properties.

(e)	Represents the change in accretion expense using Vanguard’s asset retirement obligations estimates.

(f)	Represents the adjustment to eliminate the loss on settlement of asset retirement obligations to conform to Vanguard’s full cost method of accounting for oil and natural gas properties.

(g)
Represents the elimination of certain general and administrative expenses resulting from LRE not being a separate public company after the completion of the Merger, including NYSE listing fees and SEC filing fees.

(h)
Represents the adjustment to interest expense arising from borrowings under Vanguard’s reserve-based credit facility used to terminate LRE’s credit agreement and term loan agreement and the extinguishment of the related debt outstanding. We eliminated the interest expense recorded by LRE and calculated pro forma interest expense based on the long-term debt assumed of $290.0 million and Vanguard’s variable interest rate as of September 30, 2015 of 2.45%. The effect on net income of a 1/8 percent variance in interest rates would be $0.7 million and $0.8 million for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively.

(i)
Represents the adjustment for the weighted average number of units from the issuance of approximately 15.45 million Vanguard common units under the terms of the Merger, which consists of 15.44 million common units issued to the former LRE unitholders and 12,320 common units issued to the former members of LRE GP, whereby LRE’s public unitholders received 0.550 Vanguard common units for each LRE common unit held at closing.

Eagle Rock Merger

Adjustments (j) − (l) to the unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 include reclassifications required to conform Eagle Rock’s revenue and expense items to Vanguard’s presentation as follows:

(j)	Represents the reclassification of Eagle Rock’s natural gas, natural gas liquids, oil, condensate and sulfur revenues to conform to Vanguard’s oil sales, natural gas sales and NGLs sales presentation.

(k)	Represents the reclassification of Eagle Rock’s other income sales to conform to Vanguard’s natural gas product sales presentation.

(l)	Represents the reclassification of Eagle Rock’s income on short term investments to conform to Vanguard’s presentation.

Adjustments (m) − (q) to the unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 are to reflect the merger with Eagle Rock.

(m)
Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined entity’s depletion expense under the full cost method of accounting for oil and natural gas properties.

(n)	Represents the change in accretion expense using Vanguard’s asset retirement obligations estimates.

(o)
Represents the elimination of certain general and administrative expenses resulting from Eagle Rock not being a separate public company after the completion of the Merger, including NASDAQ listing fees and SEC filing fees.

(p)
Represents the adjustment to interest expense arising from borrowings under Vanguard’s reserve-based credit facility used to terminate Eagle Rock’s credit agreement and term loan agreement and the extinguishment of the related debt outstanding. Interest expense recorded by Eagle Rock included interest for its senior notes and revolving credit facility. We eliminated the interest expense recorded by Eagle Rock related to the revolving credit facility only and calculated pro forma interest expense. Since Eagle Rock had a more significant debt balance in 2014, we applied Vanguard’s monthly variable interest rate, which ranged from 1.9% to 2.17% in 2014, and 2.18% to 2.45% in 2015, to Eagle Rock’s monthly outstanding balance to calculate the pro forma interest expense adjustment. The effect on net income of a 1/8 percent variance in interest rates would be $0.3 million and $1.2 million for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively.

(q)
Represents the adjustment for the weighted average number of units from the issuance of approximately 28.26 million Vanguard common units under the terms of the Eagle Rock merger, whereby Eagle Rock’s public unitholders received 0.185 Vanguard common units for each Eagle Rock common unit held at closing. Since the combined results of operations after giving effect to the merger and the Eagle Rock merger results in a net loss, 0.43 million Vanguard phantom units were excluded from the calculation of pro forma diluted earnings per unit due to their anti-dilutive effect.

Note 4 Adjustments for Pinedale and Piceance Acquisitions

On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the acquisition of certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash (the ‘‘Pinedale Acquisition’’), and, on September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the acquisition of natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million (the ‘‘Piceance Acquisition’’).

The Vanguard As Adjusted column in the Unaudited Pro Forma Combined Statement of Operations Data for Year Ended December 31, 2014 presented above, incorporates the following financial information related to the Pinedale Acquisition and the Piceance Acquisition:

(in thousands, except per unit data)	Vanguard Historical	Pinedale Acquisition Adjustments		Piceance Acquisition Adjustments		Vanguard Pro forma
Revenues:
Oil sales	$268,685	$2,145	(a)	$15,088	(f)	$285,918
Natural gas sales	285,439	8,533	(a)	57,432	(f)	351,404
NGLs sales	70,489	3,581	(a)	27,239	(f)	101,309
Net losses on commodity derivative contracts	163,452	—		—		163,452
Total revenues	788,065	14,259		99,759		902,083

Costs and expenses:
Production:
Lease operating expenses	132,515	4,178	(b)	13,072	(g)	149,765
Production and other taxes	61,874	1,607	(b)	5,268	(g)	68,749
Depreciation, depletion, amortization and accretion	226,937	5,904	(c)	34,250	(h)	267,091
Impairment of oil and natural gas properties	234,434	(5,904)	(c)	(34,250)	(h)	194,280
Selling, general and administrative expenses	30,839	—		—		30,839
Total costs and expenses	686,599	5,785		18,340		710,724

Income from operations	101,466	8,474		81,419		191,359

Other income (expense):
Interest expense	(69,765)	(988)	(d)	(8,241)	(i)	(78,994)
Net losses on interest rate derivative contracts	(1,933)	—		—		(1,933)
Gain on acquisition of oil and natural gas properties	34,523	(32,114)	(e)	427	(j)	2,836
Other	54	—		—		54
Total other expense	(37,121)	(33,102)		(7,814)		(78,037)

Net income (loss)	64,345	(24,628)		73,605		113,322
Less: Distributions to Preferred unitholders	(18,197)	—		—		(18,197)
Net income (loss) attributable to Common and Class B unitholders	$46,148	$(24,628)		$73,605		$95,125

Net income per Common and Class B unit:
Basic	$0.56					$1.16
Diluted	$0.55					$1.14

Weighted average units outstanding:
Common units – basic	81,611					81,611
Common units – diluted	82,039					82,039
Class B units – basic & diluted	420					420

The measurement of the fair value at acquisition date of the assets acquired in the Pinedale Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in a gain of $32.1 million, as reflected in the table below, primarily due to the increase in natural gas prices between the date the purchase and sale agreement was entered into and the closing date.

Fair value of assets and liabilities acquired:	(in thousands)
Oil and natural gas properties	$600,123
Inventory	244
Asset retirement obligations	(12,404)
Imbalance liabilities	(171)
Other	(125)
Total fair value of assets and liabilities acquired	587,667
Fair value of consideration transferred	555,553
Gain on acquisition	$32,114

The measurement of the fair value at acquisition date of the assets acquired in the Piceance Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in goodwill of $0.4 million, calculated in the following table, which was immediately impaired and recorded as a loss in current period earnings. The loss resulted primarily from the changes in oil and natural gas prices between the date the purchase and sale agreement was entered into and the closing date, which were used to value the reserves acquired.

Fair value of assets and liabilities acquired:	(in thousands)
Oil and natural gas properties	$523,537
Asset retirement obligations	(19,452)
Production and ad valorem taxes payable	(7,552)
Suspense liabilities	(445)
Other	(124)
Total fair value of assets and liabilities acquired	495,964
Fair value of consideration transferred	496,391
Loss on acquisition	$(427)

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 include adjustments to reflect the following:

(a)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Pinedale Acquisition.

(b)	Represents the increase in lease operating expenses and production and other taxes resulting from the Pinedale Acquisition.

(c)
Represents the increase in depreciation, depletion, amortization and accretion resulting from the Pinedale Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.

(d)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Pinedale Acquisition.

(e)	Represents the elimination of the nonrecurring gain from the acquisition of oil, natural gas and natural gas liquids properties in the Pinedale Acquisition.

(f)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Piceance Acquisition.

(g)	Represents the increase in lease operating expenses and production and other taxes resulting from the Piceance Acquisition.

(h)
Represents the increase in depreciation, depletion, amortization and accretion resulting from the Piceance Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.

(i)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Piceance Acquisition.

(j)
Represents the elimination of the nonrecurring loss from the impairment of the goodwill recognized in the acquisition of oil, natural gas and natural gas liquids properties in the Piceance Acquisition.

Note 5 Supplemental Oil and Gas Information (Unaudited)

The following tables set forth summary pro forma information with respect to Vanguard’s pro forma combined estimated net proved and proved developed natural gas, oil and natural gas liquids reserves for the year ended December 31, 2014. The pro forma information for the year ended December 31, 2014 gives effect to the Pinedale Acquisition, the Piceance Acquisition, the LRE Merger, and the Eagle Rock Merger as if they occurred on January 1, 2014. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties and the standardized measure of discounted future net cash flows.

The completion of the Eagle Rock merger is not a condition to the completion of the merger and there can be no assurance that the transactions contemplated by the Eagle Rock merger agreement will be completed.

Estimated changes in the quantities of natural gas, oil and natural gas liquids reserves for the year ended December 31, 2014 are as follows:

	Natural Gas (in MMcf)
	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	LRE Historical	Eagle Rock Historical	Vanguard/LRE/Eagle Rock Pro forma Combined
Net proved reserves
January 1, 2014	586,489	573,755	294,000	—	1,454,244	92,622	177,226	1,724,092
Revisions of previous estimates	(66,797)	52,272	(12,679)	—	(27,204)	7,484	(19,897)	(39,617)
Extensions, discoveries and other	2,927	—	—	—	2,927	1,138	22,990	27,055
Purchases of reserves	1,036,285	—	—	(889,961)	146,324	1,948	769	149,041
Production	(83,037)	(29,478)	(19,799)	31,890	(100,424)	(6,467)	(11,995)	(118,886)
December 31, 2014	1,475,867	596,549	261,522	(858,071)	1,475,867	96,725	169,093	1,741,685

	Oil (in MBbls)
	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	LRE Historical	Eagle Rock Historical	Vanguard/LRE/Eagle Rock Pro forma Combined
Net proved reserves
January 1, 2014	45,316	4,852	2,477	—	52,645	10,698	13,542	76,885
Revisions of previous estimates	(2,910)	585	(83)	—	(2,408)	434	(2,618)	(4,592)
Extensions, discoveries and other	465	—	—	—	465	573	1,080	2,118
Purchases of reserves	12,873	—	—	(7,640)	5,233	2,305	326	7,864
Sales of reserves in place	(2,394)	—	—	—	(2,394)	—	—	(2,394)
Production	(3,301)	(270)	(216)	295	(3,492)	(904)	(1,313)	(5,709)
December 31, 2014	50,049	5,167	2,178	(7,345)	50,049	13,106	11,017	74,172

	Natural Gas Liquids (in MBbls)
	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	LRE Historical	Eagle Rock Historical	Vanguard/LRE/Eagle Rock Pro forma Combined
Net proved reserves
January 1, 2014	29,195	20,044	12,340	—	61,579	3,969	14,637	80,185
Revisions of previous estimates	(10,769)	(5,752)	(828)	—	(17,349)	635	(2,039)	(18,753)
Extensions, discoveries and other	22	—	—	—	22	182	2,224	2,428
Purchases of reserves	26,840	—	—	(24,740)	2,100	198	170	2,468
Production	(2,759)	(1,243)	(1,186)	1,365	(3,823)	(366)	(1,158)	(5,347)
December 31, 2014	42,529	13,049	10,326	(23,375)	42,529	4,618	13,834	60,981

(a) To adjust the amount of purchases of reserves representing the Pinedale Acquisition and Piceance Acquisition during 2014 included in Vanguard’s historical information. The pro forma effect of each acquisition is presented separately in the table above.

Estimated quantities of natural gas, oil and natural gas liquids reserves as of December 31, 2014 are as follows:

	Vanguard Historical(a)	LRE Historical	Eagle Rock Historical	Vanguard/LRE/Eagle Rock Pro Forma Combined(c)
Estimated proved reserves:
Natural Gas (MMcf)	1,475,867	96,725	169,093	1,741,685
Oil (MBbls)	50,049	13,106	11,017	74,172
Natural Gas Liquids (MBbls)	42,529	4,618	13,834	60,981
MMcfe	2,031,335	203,069	318,199	2,552,603

Estimated proved developed reserves:
Natural Gas (MMcf)	970,714	88,265	126,783	1,185,762
Oil (MBbls)	39,143	10,962	9,595	59,700
Natural Gas Liquids (MBbls)	28,678	3,956	10,895	43,529
MMcfe	1,377,640	177,773	249,723	1,805,136

(a)	The historical standardized measure includes Vanguard, the Pinedale Acquisition and the Piceance Acquisition as of December 31, 2014.

(b)
Includes Vanguard’s, the Pinedale Acquisition’s, the Piceance Acquisition’s and LRE’s estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2014.

(c)
Includes Vanguard’s, the Pinedale Acquisition’s, the Piceance Acquisition’s, LRE’s and Eagle Rock’s estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2014.

The standardized measure of discounted future net cash flows relating to the combined proved oil, natural gas and natural gas liquids reserves at December 31, 2014 is as follows (in thousands):

	Vanguard Historical(a)	LRE Historical	Eagle Rock Historical	Vanguard/LRE/Eagle Rock Pro Forma Combined(c)
Future cash inflows	$11,225,973	$1,749,346	$2,187,346	$15,162,665
Future production costs	(3,999,460)	(688,333)	(760,799)	(5,448,592)
Future development costs	(845,872)	(117,473)	(240,886)	(1,204,231)
Future net cash flows	6,380,641	943,540	1,185,661	8,509,842
10% annual discount for estimated timing of cash flows	(3,404,914)	(501,869)	(591,421)	(4,498,204)
Standard measure of discounted future cash flows	$2,975,727	$441,671	$594,240	$4,011,638

(a) The historical standardized measure includes Vanguard, the Pinedale Acquisition and the Piceance Acquisition.

For the December 31, 2014 calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using the average oil and natural gas price based upon the 12-month average price of $94.87 and $94.99 per barrel of crude oil and $4.36 and $4.35 per MMBtu for natural gas for Vanguard Historical and LRE, respectively, adjusted for quality, transportation fees and a regional price differential, and the volume-weighted average price of $35.35 and $33.11 per barrel of natural gas liquids for Vanguard Historical and LRE, respectively. The natural gas liquids prices were calcu- lated using the differentials for each property to West Texas Intermediate reference price of $94.87 and $94.99 for Vanguard Historical and LRE, respectively. Vanguard may receive amounts different than the standardize measure of discounted cash flow for a number of reasons, including price changes and the effects of Vanguard’s hedging activities.

The following are the principal sources of change in the combined standardized measure of discounted future net cash flows on a pro forma basis for the year ended December 31, 2014 (in thousands):

	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	LRE Historical	Eagle Rock Historical	Vanguard/LRE/Eagle Rock Pro forma Combined(b)
Sales and transfers, net of production costs	$(430,224)	$(116,408)	$(96,653)	$123,169	$(520,116)	$(81,986)	$(152,097)	$(754,199)
Net changes in prices and production costs	11,138	311,334	(132,576)	—	189,896	584	(63,142)	127,338
Extensions discoveries and improved recovery, less related costs	24,841	—	—	—	24,841	17,979	74,684	117,504
Changes in estimated future development costs	36,564	(115,401)	(13,728)	—	(92,565)	(11,897)	71,800	(32,662)
Previously estimated development costs incurred during the period	68,817	74,685	352	—	143,854	27,073	49,409	220,336
Revision of previous quantity estimates	(292,454)	26,854	(20,726)	—	(286,326)	30,256	(149,993)	(406,063)
Accretion of discount	183,397	46,010	53,471		282,878	39,313	59,818	382,009
Purchases of reserves in place	1,621,571	—	—	(1,257,662)	363,909	45,665	11,904	421,478
Sales of reserves	(48,163)	—	—	—	(48,163)	—	—	(48,163)
Change in production rates, timing and other	(33,731)	57,008	65,465	—	88,742	(17,873)	41,351	112,220
Net change in standardized measure	1,141,756	284,082	(144,395)	(1,134,493)	146,950	49,114	(56,266)	139,798
Standardized measure, January 1, 2014	1,833,971	460,099	534,707	—	2,828,777	392,557	650,506	3,871,840
Standardized measure, December 31, 2014	$2,975,727	$744,181	$390,312	$(1,134,493)	$2,975,727	$441,671	$594,240	$4,011,638

(a)
To adjust the amount of purchases of reserves representing the Pinedale Acquisition and Piceance Acquisition during 2014 included in Vanguard’s historical information. The pro forma effect of each acquisition is presented separately in the table above.

(b)	The pro forma standardized measure includes Vanguard, the Pinedale Acquisition, the Piceance Acquisition, the LRE Merger and the Eagle Rock Merger.